Exhibit 99.1
Callon Petroleum Company Announces Fourth Quarter and Full Year 2019 Results and Provides Integrated 2020 Plan

HOUSTON, Texas (February 26, 2020) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three months and full-year ended December 31, 2019. All financial and operating results presented include Carrizo Oil & Gas, Inc. results from December 21 to December 31, 2019 unless otherwise noted.
Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.
2019 Highlights

•	Full-year 2019 production of 41.3 Mboe/d (77% oil), an increase of 26% over 2018 volumes

•	Year-end proved reserves of 540.0 MMboe (64% oil), a year-over-year increase of 126%

•	Realized income available to common stockholders of $55.6 million, or $0.24 per diluted share, and adjusted net income(i) of $176.3 million or $0.76 per diluted share

•	Generated an operating margin(i) of $35.60 per Boe reflecting our high level of oil volumes and lease operating expense reductions

•	Generated Adjusted EBITDA(i) of $502.1 million

•	Completed the acquisition of Carrizo Oil & Gas, creating an oil-weighted growth company with premier positions in the Permian Basin and Eagle Ford Shale

•	Divested approximately $300 million in non-core assets as part of ongoing initiatives to enhance returns on capital employed and strengthen our financial position through absolute debt reduction

•	Redeemed approximately $270 million in preferred securities, eliminating $25 million in annual future dividend payments
Fourth Quarter 2019 Highlights

•	Fourth quarter 2019 production of 46.6 Mboe/d (75% oil), an increase of 14% over fourth quarter 2018 volumes and a sequential increase of 23%

•	Realized loss available to common stockholders of $23.5 million, or ($0.09) per diluted share, and adjusted net income(i) of $56.8 million or $0.23 per diluted share

•	Generated $137.6 million of cash from operating activities, exceeding cash used in investing activities for operational capital additions of $105.8 million

•	Sustained strong operating margins of $37.74 per Boe

•	Built an inventory of drilled, uncompleted wells to support larger scale development in the Delaware Basin
Joe Gatto, President and Chief Executive Officer commented, “2019 was a transformational year and a significant step forward for Callon. We executed multiple strategic initiatives while delivering on our capital development plan with improved efficiency and lower costs. The acquisition of Carrizo has transformed Callon into a more robust entity with the capacity to execute a model of scaled development to drive lower free cash flow break-even costs and sustain growth in a low oil price environment. We generated free cash flow on both a stand-alone and pro forma basis in the fourth quarter, setting the stage for us to deliver free cash flow generation at $50/Bbl in 2020. Our transition to larger projects featuring multi-zone co-development across the the Permian asset base is reflected in our 2020 capital program. Given the capital synergies and overall efficiency we will capture from this development model, our 2020 capital program is more than $100 million below our pro forma 2019 capital spending levels.”
He continued, “I am very pleased by the progress that the organization has made in both integrating the combined activity plans ahead of schedule and driving our operational capital synergy targets higher than initially estimated. We now anticipate total year-one synergies from corporate cost and operational capital items to be over $80 million, excluding the impact of improved uptime from a program with less offsetting completion downtime. We remain steadfast in our long-term value focus in our life of field development philosophy, employing resource development concepts and a pace of activity that will keep us on a path to sustainable free cash flow growth from repeatable investments in our high quality asset base.”
Environmental, Social, and Governance (“ESG”) Updates
Callon today also announced the Company’s achievement of its best safety performance on record during 2019, reflecting the Company’s dedication to a culture of responsibility. Furthermore, the Company’s environmental sustainability initiatives resulted in a 40% year-over-year reduction in flaring intensity, as defined by the Texas Railroad Commission, and a two-fold increase in company-wide recycled water volumes during the fiscal year.
Callon continues to evolve its executive compensation program to align with shareholder priorities. The Company has included an absolute total shareholder return (“TSR”) modifier to the performance share program that links executive pay to the absolute returns realized by

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations the Company’s shareholders. Under the plan, payouts for the performance period will be reduced if annualized TSR is below the threshold of 5%, reflect a multiplier of 100% upon achieving an annualized TSR of 5% - 10%, and will include higher multipliers upon achieving an annualized TSR of greater than 10%. Additional detail will be available in the Company’s upcoming proxy.
Operations Update and Outlook
At December 31, 2019, Callon had 1,409 gross (1,242.3 net) horizontal wells producing from established flow units in the Permian Basin and Eagle Ford Shale. Net daily production for the three months ended December 31, 2019 grew 14% to 46.6 Mboe/d (75% oil) as compared to the same period of 2018. Full year production for 2019 averaged 41.3 Mboe/d (77% oil) reflecting growth of 26% over 2018 volumes.
For the three months ended December 31, 2019, Callon drilled 11 gross (10.2 net) horizontal wells and placed a combined 14 gross (9.0 net) horizontal wells on production. Wells placed on production during the quarter were completed in the Lower Spraberry and Wolfcamp A in the Midland Basin and the Wolfcamp A and Wolfcamp B in the Delaware Basin.
Legacy Carrizo activity in the fourth quarter was primarily focused on the building of an inventory of drilled uncompleted wells in the Eagle Ford Shale and Delaware Basin to provide the flexibility required for larger scale development in early 2020. During the quarter, legacy Carrizo drilled 28 gross (26.6 net) wells and placed 4 gross (3.2 net) wells on production near the beginning of the quarter.
Callon entered 2020 with an inventory of over 60 drilled uncompleted wells to support a new, integrated model of scaled development and deployed four completion crews to both the Delaware Basin and Eagle Ford Shale to turn several large projects to production in the first and second quarters. In mid-February, a 16-well project in the Eagle Ford and a five-well, co-development project in the Delaware were brought online as the new development model starts to progress for 2020. Additional large scale projects including two Eagle Ford projects totaling roughly 45 wells, multiple Delaware projects in both Eastern Reeves County and Ward County, and select Midland Basin projects will be completed and placed on production throughout the remainder of the first and second quarter. The Company is currently operating nine drilling rigs and four dedicated completion crews with plans to operate eight to nine drilling rigs and an average of three completion crews during this year.
2020 Capital Expenditures Budget
Callon has established an operational capital expenditure budget of $975 million for 2020 with approximately 70% of drilling, completion and equipment expenditures (“DC&E”) allocated to the Permian Basin. Development capital related to drilling, completion and equipping new wells is expected to compose approximately 85% to 90% of the spending with facilities and other items accounting for the remainder. The operational program in the Permian Basin will focus on co-development projects designed to optimize production and resource recovery from multiple zones. The Company also plans to continue large scale, multi-pad development in the Eagle Ford Shale, providing a balance of capital intensity and cycle times relative to the Delaware Basin program.
The 2020 plan implies a material improvement in capital efficiency relative to the 2019 pro forma spend of the combined companies and to the initial 2020 targeted operational capital spend of approximately $1.1 billion. Accelerated integration of the combined development programs, combined with the identification of additional sources of cost reductions and best practices as part of large scale development in the Delaware Basin, has resulted in a planned DC&E cost of under $1,000 per lateral foot in the Delaware Basin, surpassing initial synergy estimates.
Callon expects to drill approximately 165 gross operated wells and place 160 gross operated wells on production during 2020. Additional 2020 capital program highlights include:

•	Initial 2020 full year production guidance (on a three-stream basis) is 115.0 to 120.0 MBoe/d with an oil cut of approximately 66%

•	DC&E expenditures for the year are weighted approximately 60% to the first half of the year and 30% to the first quarter

•	Average lateral lengths for the year are projected between ~7,900 feet and ~9,000 feet across all three asset areas

•	Working interest will vary between 80% and 95% dependent upon project and asset area

•	First quarter and second quarter completions activity will primarily be composed of Eagle Ford and Delaware wells

•	First quarter production guidance is 95.0 to 100.0 MBoe/d with an oil cut of 66%

•	Second quarter production growth is expected to be in excess of 15%

•	Gross wells placed on production in the second quarter are expected to be the highest of any period during the year

•	Projected oil volumes are more than 60% hedged for the entire year and more than 70% hedged for the first quarter

•
The inventory of drilled uncompleted wells completed early in the year will be replenished throughout the year with an increased weighting to the Permian Basin providing ongoing flexibility within the larger development model in 2021 and is projected to be more than 60 wells by year-end 2020

The remainder of our full year 2020 outlook is provided later in this release under the section titled “2020 Guidance.”

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Capital Expenditures
For the twelve months ended December 31, 2019, Callon incurred $515.1 million in operational capital expenditures on an accrual basis as compared to $583.4 million in 2018. For the three months ended December 31, 2019, the Company incurred $110.0 million in operational capital expenditures on an accrual basis, which represented a $6.4 million decrease from the third quarter. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis:

	Three Months Ended December 31, 2019
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
	(In thousands)
Cash basis (b)	$105,846	$23,614	$7,655	$137,115
Timing adjustments (c)	4,175	(1,833)	—	2,342
Non-cash items	—	—	1,125	1,125
Accrual (GAAP) basis	$110,021	$21,781	$8,780	$140,582

(a)	Includes seismic, land, technology, and other items.

(b)
Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.

(c)	Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.

(d)	Accrual basis capital as shown includes the impact of legacy Carrizo expenditures after December 20th close date.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Operating and Financial Results
The following table presents summary information for the periods indicated:

	Three Months Ended,
	December 31, 2019	September 30, 2019	December 31, 2018
Net production
Oil (MBbls)	3,234	2,725	3,076
Natural gas (MMcf)	5,530	4,538	4,225
NGLs (MBbls)	135	—	—
Total barrels of oil equivalent (MBoe)	4,291	3,481	3,780
Total daily production (Boe/d)	46,641	37,837	41,087
Oil as % of total daily production	75%	78%	81%
Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)	$56.61	$54.39	$48.89
Natural gas (per Mcf)	$1.98	$1.58	$2.72
NGLs (per Bbl)	$15.37	$—	$—
Total (per Boe)	$45.70	$44.64	$42.83
Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$55.33	$54.01	$48.52
Natural gas (per Mcf)	$2.12	$2.03	$2.62
NGLs (per Bbl)	$15.37	$—	$—
Total (per Boe)	$44.92	$44.93	$42.41
Revenues (in thousands)
Oil	$183,071	$148,210	$150,398
Natural gas	10,949	7,168	11,497
NGLs	2,075	—	—
Total revenues	$196,095	$155,378	$161,895
Additional per Boe data
Sales price (a)	$45.70	$44.64	$42.83
Lease operating expense	5.90	5.65	6.47
Production taxes	2.06	3.41	2.51
Operating margin	$37.74	$35.58	$33.85

Depletion, depreciation and amortization	$14.30	$16.09	$15.74
Adjusted G&A (b)
Cash component (c)	$2.41	$2.52	$2.03
Non-cash component	$0.53	$0.44	$0.50

(a)	Excludes the impact of settled derivatives.

(b)
Excludes certain non-recurring expenses and non-cash valuation adjustments. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(c)	Excludes the amortization of equity-settled share-based incentive awards and corporate depreciation and amortization.
Total Revenue. For the quarter ended December 31, 2019, Callon reported total revenue of $196.1 million and total revenue including the gain or loss from the settlement of derivative contracts (“Adjusted Total Revenue”(i)) of $192.7 million, reflecting the impact of a $3.4 million loss from the settlement of derivative contracts. Average daily production for the quarter was 46.6 Mboe/d compared to average daily production of 37.8 Mboe/d in the third quarter of 2019. Average realized prices, including and excluding the effects of hedging, are detailed above.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Hedging impacts. For the quarter ended December 31, 2019, Callon recognized the following hedging-related items:

	Three Months Ended December 31, 2019
	In Thousands	Per Unit
Oil derivatives
Net loss on settlements	($4,140)	($1.28)
Net loss on fair value adjustments	(34,375)
Total loss on oil derivatives	($38,515)
Natural gas derivatives
Net gain on settlements	$787	$0.14
Net gain on fair value adjustments	3,796
Total gain on natural gas derivatives	$4,583
Total oil & natural gas derivatives
Net loss on settlements	($3,353)	($0.78)
Net loss on fair value adjustments	(30,579)
Total loss on oil & natural gas derivatives	($33,932)
Lease Operating Expenses, including workover (“LOE”). LOE per Boe for the three months ended December 31, 2019 was $5.90 per Boe, compared to LOE of $5.65 per Boe in the third quarter of 2019. The slight increase is primarily from an increase in costs associated with recently acquired assets that reflect a higher historical operating cost.
Production Taxes, including ad valorem taxes. Production taxes were $2.06 per Boe for the three months ended December 31, 2019, representing approximately 5% of total revenue before the impact of derivative settlements.
Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended December 31, 2019 was $14.30 per Boe compared to $16.09 per Boe in the third quarter of 2019. The decrease was primarily attributed to the inclusion of the reserves acquired from Carrizo which lowered our depletion rate for the quarter.
General and Administrative (“G&A”). G&A was $13.6 million, or $3.18 per Boe, and G&A, excluding certain non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A”(i)) was $12.6 million, or $2.94 per Boe, for the three months ended December 31, 2019 compared to $10.3 million, or $2.96 per Boe, for the third quarter of 2019. The cash component of Adjusted G&A was $10.3 million, or $2.41 per Boe, for the three months ended December 31, 2019 compared to $8.8 million, or $2.52 per Boe, for the third quarter of 2019.
For the three months ended December 31, 2019, G&A and Adjusted G&A, which excludes the amortization of equity-settled, share-based incentive awards and corporate depreciation and amortization, are calculated as follows (in thousands):

Three Months Ended December 31, 2019
Total G&A expense	$13,626
Change in the fair value of liability share-based awards (non-cash)	(1,010)
Adjusted G&A – total	12,616
Restricted stock share-based compensation (non-cash)	(1,855)
Corporate depreciation & amortization (non-cash)	(439)
Adjusted G&A – cash component	$10,322
Income tax expense. Callon provides for income taxes at a statutory rate of 21% adjusted for permanent differences expected to be realized. The Company recorded income tax expense of $5.9 million for the three months ended December 31, 2019, compared to income tax expense of $17.9 million for the three months ended September 30, 2019. The change in income tax expense is based upon activity during the respective periods.
Proved Reserves
DeGolyer and MacNaughton and Ryder Scott Company, L.P. prepared estimates of Callon and legacy Carrizo reserves, respectively, as of December 31, 2019.
As of December 31, 2019, Callon’s estimated net proved reserves grew 126% from prior year-end, totaling 540.0 MMboe and included 346.4 MMBbls of oil, 757.1 Bcf of natural gas and 67.5 MMBbls of NGLs with a standardized measure of discounted future net cash flows of $5.0 billion. Oil constituted approximately 64% of the Company’s total estimated equivalent net proved reserves and approximately 66% of total estimated equivalent proved developed reserves. The Company added 59.4 MMboe of new reserves in extensions and discoveries through development efforts in each operating area, where a total of 63 gross (55.7 net) wells were drilled.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

The Company purchased reserves in place of 326.8 MMboe and reduced estimated net proved reserves through net revisions of previous estimates of 37.2 MMboe.
Callon’s net revisions of previous estimates were primarily related to technical revisions due to the observed impact of well spacing tests on producing wells and the resulting impact on reserve estimates as the Company advanced larger scale development concepts across multi-zone inventory. Other impacts to reserves included pricing effects and reclassifications of PUDs which were mainly driven by changes in future development plans resulting from the completion of the Carrizo acquisition which allowed the Company to reallocate capital across the combined companies’ portfolio in an effort to increase capital efficiency and resulting cash flow generation.
The changes in Callon’s proved reserves are as follows:

Total (MBoe)
Reserves at December 31, 2018	238,508
Extensions and discoveries	59,424
Purchase of reserves in place	326,838
Revisions to previous estimates	(37,216)
Production	(15,086)
Sales of reserves in place	(32,456)
Reserves at December 31, 2019	540,012
Callon replaced 212% of 2019 production as calculated by the sum of reserve extensions and discoveries, divided by annual production (“Organic reserve replacement ratio,”(i)). The Company’s finding and development costs from extensions and discoveries (“Drill-bit F&D costs per Boe,”(i)) were $15.55 per Boe calculated as accrual costs incurred for exploration, $309.0 million, and development, $189.3 million, divided by the reserves (in barrels of oil equivalent) added from extensions and discoveries, net of revisions excluding reclassifications.
2019 Full Year Actuals

Full Year
2019 Actual
Total production (Mboe/d) (a)	41.3
% oil	77%
Income statement expenses (per Boe)
LOE, including workovers	$6.09
Production taxes, including ad valorem (% unhedged revenue)	6%
Adjusted G&A: cash component (b)	$2.41
Adjusted G&A: non-cash component (c)	$0.52
Cash interest expense (d)	$0.00
Effective income tax rate	34.2%
Capital expenditures (in millions, accrual basis)
Total operational (e)	$515
Capitalized interest and G&A expenses	$115
Net operated horizontal wells placed on production	52

(a)	Full year 2019 production reflects the 11 day impact of Carrizo volumes included after closing and represents Callon volumes on a 2-stream basis and Carrizo volumes on a 3-stream basis.

(b)
Excludes the amortization of equity-settled, share-based incentive awards, corporate depreciation and amortization, and pending merger-related expenses. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(c)
Excludes certain non-recurring expenses and non-cash valuation adjustments. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(d)	All cash interest expense was capitalized.

(e)	Includes facilities, equipment, seismic, land and other items. Excludes capitalized expenses.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

2020 Guidance (three-stream basis)

Full Year
2020 Guidance
Total production (Mboe/d) (a)	115.0 - 120.0
Oil production	66%
NGL production	17%
Gas production	17%
Income statement expenses
LOE, including workovers (in millions)	$195.0 - $235.0
Gathering, processing, and transportation ($/Boe)	$1.55 - $1.95
Production taxes, including ad valorem (% of unhedged revenue)	6.5%
Adjusted G&A: cash component (b) (in millions)	$55.0 - $65.0
Adjusted G&A: non-cash component (c) (in millions)	$10.0 - $15.0
Cash interest expense (in millions)	$55.0 - $65.0
Effective income tax rate	23%
Capital expenditures (in millions, accrual basis)
Total operational capital (d)	$975.0
Capitalized interest	$115.0 - $125.0
Capitalized G&A	$45.0 - $50.0
Gross operated wells drilled / completed	~165 / ~160

(a)	Total Company presented on a 3-stream basis.

(b)
Excludes the amortization of equity-settled, share-based incentive awards and merger-related expenses. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(c)
Excludes certain non-recurring expenses and non-cash valuation adjustments. Adjusted G&A is a non-GAAP financial measure; see the reconciliation provided within this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

(d)	Includes facilities, equipment, seismic, land and other items. Excludes capitalized expenses.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Hedge Portfolio Summary
The following table summarizes our open derivative positions as of December 31, 2019 for the periods indicated:

	For the Full Year of		For the Full Year of
Oil contracts (WTI)	2020		2021
Collar contracts with short puts (three-way collars)
Total volume (Bbls)	13,176,000		—
Weighted average price per Bbl
Ceiling (short call)	$65.28		$—
Floor (long put)	$55.38		$—
Floor (short put)	$45.08		$—
Short call contracts
Total volume (Bbls)	1,674,450	(a)	4,825,300	(a)
Weighted average price per Bbl	$75.98		$63.62
Swap contracts
Total volume (Bbls)	1,303,900		—
Weighted average price per Bbl	$55.19		$—
Swap contracts with short puts
Total volume (Bbls)	2,196,000		—
Weighted average price per Bbl
Swap	$56.06		$—
Floor (short put)	$42.50		$—

Oil contracts (Brent ICE)
Collar contracts with short puts (three-way collars)
Total volume (Bbls)	837,500		—
Weighted average price per Bbl
Ceiling (short call)	$70.00		$—
Floor (long put)	$58.24		$—
Floor (short put)	$50.00		$—

Oil contracts (Midland basis differential)
Swap contracts
Total volume (Bbls)	8,476,700		4,015,100
Weighted average price per Bbl	($1.47)		$0.40

Oil contracts (Argus Houston MEH basis differential)
Swap contracts
Total volume (Bbls)	1,439,205		—
Weighted average price per Bbl	$2.40		$—

Oil contracts (Argus Houston MEH swaps)
Swap contracts
Total volume (Bbls)	504,500		—
Weighted average price per Bbl	$58.22		$—

Natural gas contracts (Henry Hub)
Collar contracts (three-way collars)
Total volume (MMBtu)	3,660,000		—
Weighted average price per MMBtu
Ceiling (short call)	$2.75		$—
Floor (long put)	$2.50		$—
Floor (short put)	$2.00		$—
Swap contracts
Total volume (MMBtu)	3,660,000		—
Weighted average price per MMBtu	$2.48		$—
Short call contracts
Total volume (MMBtu)	12,078,000		7,300,000
Weighted average price per MMBtu	$3.50		$3.09

Natural gas contracts (Waha basis differential)
Swap contracts
Total volume (MMBtu)	21,596,000		—
Weighted average price per MMBtu	($1.04)		$—

(a)	Premiums from the sale of call options were used to increase the fixed price of certain simultaneously executed price swaps and three-way collars.

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Adjusted Income and Adjusted EBITDA. The Company reported loss available to common stockholders of $23.5 million for the three months ended December 31, 2019 and Adjusted Income available to common stockholders of $56.8 million, or $0.23 per diluted share. The following tables reconcile the Company’s income (loss) available to common stockholders to Adjusted Income, and the Company’s net income (loss) to Adjusted EBITDA:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands except per share data)
Income (loss) available to common stockholders	($23,543)	$47,180	$154,370
(Gain) loss on derivatives contracts	30,694	(21,809)	(103,918)
Cash (paid) received for commodity derivative settlements, net	(3,353)	1,011	(1,594)
Change in the fair value of share-based awards	1,010	(925)	(1,053)
Merger and integration expense	68,420	5,943	—
Other operating expense	—	(175)	—
Loss on extinguishment of debt	4,881	—	—
Tax effect on adjustments above	(21,347)	3,351	22,379
Loss on redemption of preferred stock	—	8,304	—
Change in valuation allowance	—	—	(30,281)
Adjusted Income	$56,762	$42,880	$39,903
Adjusted Income per fully diluted common share	$0.23	$0.19	$0.17

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Net income (loss)	($23,543)	$55,834	$156,194
(Gain) loss on derivatives contracts	30,694	(21,809)	(103,918)
Cash (paid) received for commodity derivative settlements, net	(3,353)	1,011	(1,594)
Non-cash stock-based compensation expense	3,390	644	770
Merger and integration expense	68,420	5,943	—
Other operating expense	145	(161)	1,333
Income tax expense	5,857	17,902	5,647
Interest expense	689	739	735
Depreciation, depletion and amortization	63,198	57,235	60,549
Loss on extinguishment of debt	4,881	—	—
Other income	—	—	—
Adjusted EBITDA	$150,378	$117,338	$119,716

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Discretionary Cash Flow. Discretionary cash flow(i) for the three months ended December 31, 2019 was $81.7 million and is reconciled to net cash provided by operating activities in the following table:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Net income (loss)	($23,543)	$55,834	$156,194
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	63,198	57,235	60,549
Amortization of non-cash debt related items	689	739	734
Deferred income tax expense	5,857	17,902	5,647
(Gain) loss on derivative contracts	30,694	(21,809)	(103,918)
Cash received (paid) for commodity derivative settlements, net	(3,353)	1,011	(1,594)
Gain on sale of other property and equipment	(126)	(13)	(64)
Non-cash loss on early extinguishment of debt	4,881	—	—
Non-cash expense related to equity share-based awards	1,899	1,569	1,823
Change in the fair value of liability share-based awards	1,518	(925)	(1,053)
Discretionary cash flow	$81,714	$111,543	$118,318
Changes in working capital	58,587	2,803	33,710
Payments to settle asset retirement obligations	(2,723)	(654)	(389)
Net cash provided by operating activities	$137,578	$113,692	$151,639

Free Cash Flow. Free cash flow(i) for the three months ended December 31, 2019 was $9.1 million. The following table reconciles the Company’s net cash provided by operating activities to Free Cash Flow:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Net cash provided by operating activities	$137,578	$113,692	$151,639
Less: Changes in working capital	(58,587)	(2,803)	(33,710)
Plus: Payments to settle asset retirement obligations	2,723	654	389
Plus: Merger and integration expense	68,420	5,943	—
Plus: Other operating expense and non-recurring items	244	(148)	1,398
Adjusted EBITDA	$150,378	$117,338	$119,716
Less: Operational capex (accrual)	110,021	116,413	141,177
Less: Capitalized interest	21,781	18,130	17,500
Less: Interest expense	689	739	735
Less: Capitalized G&A	8,780	8,239	8,192
Free Cash Flow	$9,107	($26,183)	($47,888)

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Adjusted Total Revenue. Adjusted total revenue(i) for the three months ended December 31, 2019 was $192.7 million and is reconciled to total operating revenues in the following table:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(In thousands)
Operating Revenues
Oil	$183,071	$148,210	$150,398
Natural gas	10,949	7,168	11,497
Natural gas liquids	2,075	—	—
Total operating revenues	$196,095	$155,378	$161,895
Impact of settled derivatives	(3,353)	1,011	(1,594)
Adjusted total revenue	$192,742	$156,389	$160,301
PV-10. PV-10(i), as of December 31, 2019 is reconciled below to the standardized measure of discounted future net cash flows:

As of December 31, 2019
(In thousands)
Standardized measure of discounted future net cash flows	$4,951,026
Add: present value of future income taxes discounted at 10% per annum	418,555
Total Proved Reserves - PV-10	5,369,581
Total Proved Developed Reserves - PV-10	3,246,802
Total Proved Undeveloped Reserves - PV-10	$2,122,779

(i) Non-GAAP measure. See “Non-GAAP Financial Measures and Reconciliations” included within this release for related disclosures and calculations

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except par values and share data)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$13,341	$16,051
Accounts receivable, net	209,463	131,720
Fair value of derivatives	26,056	65,114
Other current assets	19,814	9,740
Total current assets	268,674	222,625
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	4,682,994	2,314,345
Unevaluated properties	1,986,124	1,404,513
Total oil and natural gas properties, net	6,669,118	3,718,858
Operating lease right-of-use assets	63,908	—
Other property and equipment, net	35,253	21,901
Deferred tax asset	115,720	—
Deferred financing costs	22,233	6,087
Fair value of derivatives	9,216	—
Other assets, net	10,716	9,702
Total assets	$7,194,838	$3,979,173
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$511,622	$285,849
Operating lease liabilities	42,858	—
Fair value of derivatives	71,197	10,480
Other current liabilities	26,570	18,587
Total current liabilities	652,247	314,916
Long-term debt	3,186,109	1,189,473
Operating lease liabilities	37,088	—
Asset retirement obligations	48,860	10,405
Deferred tax liability	—	9,564
Fair value of derivatives	32,695	7,440
Other long-term liabilities	14,531	2,167
Total liabilities	3,971,530	1,533,965
Commitments and contingencies
Stockholders’ equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 0 and 1,458,948 shares outstanding, respectively	—	15
Common stock, $0.01 par value, 525,000,000 and 300,000,000 shares authorized, respective; 396,600,022 and 227,582,575 shares outstanding, respectively	3,966	2,276
Capital in excess of par	3,198,076	2,477,278
Retained earnings (Accumulated deficit)	21,266	(34,361)
Total stockholders’ equity	3,223,308	2,445,208
Total liabilities and stockholders’ equity	$7,194,838	$3,979,173

Callon Petroleum Company
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Operating Revenues:
Oil	$183,071	$150,398	$633,107	$530,898
Natural gas	10,949	11,497	36,390	56,726
Natural gas liquids	2,075	—	2,075	—
Total operating revenues	196,095	161,895	671,572	587,624

Operating Expenses:
Lease operating	25,316	24,475	91,827	69,180
Production taxes	8,841	9,490	42,651	35,755
Depreciation, depletion and amortization	61,367	59,750	240,642	182,783
General and administrative	13,626	8,514	45,331	35,293
Merger and integration expenses	68,420	—	74,363	—
Settled share-based awards	—	—	3,024	—
Other operating expense	145	1,333	1,076	5,083
Total operating expenses	177,715	103,562	498,914	328,094
Income From Operations	18,380	58,333	172,658	259,530

Other (Income) Expenses:
Interest expense, net of capitalized amounts	689	735	2,907	2,500
(Gain) loss on derivative contracts	30,694	(103,918)	62,109	(48,544)
Loss on extinguishment of debt	4,881	—	4,881	—
Other income	(198)	(325)	(468)	(2,896)
Total other (income) expense	36,066	(103,508)	69,429	(48,940)

Income (Loss) Before Income Taxes	(17,686)	161,841	103,229	308,470
Income tax expense	5,857	5,647	35,301	8,110
Net Income (Loss)	(23,543)	156,194	67,928	300,360
Preferred stock dividends	—	(1,824)	(3,997)	(7,295)
Loss on redemption of preferred stock	—	—	(8,304)	—
Income (Loss) Available to Common Stockholders	$(23,543)	$154,370	$55,627	$293,065

Income (Loss) Available to Common Stockholders Per Common Share:
Basic	$(0.09)	$0.68	$0.24	$1.35
Diluted	$(0.09)	$0.68	$0.24	$1.35

Weighted Average Common Shares Outstanding:
Basic	248,232	227,580	233,140	216,941
Diluted	248,359	228,191	233,550	217,596

Callon Petroleum Company
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	($23,543)	$156,194	$67,928	$300,360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	63,198	60,549	245,936	185,605
Amortization of non-cash debt related items	689	734	2,907	2,483
Deferred income tax (benefit) expense	5,857	5,647	35,301	8,110
(Gain) loss on derivative contracts	30,694	(103,918)	62,109	(48,544)
Cash paid for commodity derivative settlements, net	(3,353)	(1,594)	(3,789)	(27,272)
Gain on sale of other property and equipment	(126)	(64)	(90)	(144)
Non-cash loss on early extinguishment of debt	4,881	—	4,881	—
Non-cash expense related to equity share-based awards	1,899	1,823	9,767	6,289
Change in the fair value of liability share-based awards	1,518	(1,053)	1,624	375
Payments to settle asset retirement obligations	(2,723)	(389)	(4,148)	(1,469)
Payments for cash-settled restricted stock unit awards	—	—	(1,425)	(4,990)
Changes in current assets and liabilities:
Accounts receivable	(52,671)	37,033	(35,071)	(17,351)
Other current assets	1,006	(5,936)	(4,166)	(7,601)
Current liabilities	99,476	9,510	86,438	74,311
Other long-term liabilities	—	(6,065)	—	—
Other	10,776	(832)	8,114	(2,508)
Net cash provided by operating activities	137,578	151,639	476,316	467,654
Cash flows from investing activities:
Capital expenditures	(137,115)	(155,821)	(640,540)	(611,173)
Acquisitions	(1,478)	(122,809)	(42,266)	(718,793)
Additions to other assets	—	(3,100)	—	(3,100)
Proceeds from sales of assets	14,465	683	294,417	9,009
Net cash used in investing activities	(124,128)	(281,047)	(388,389)	(1,324,057)
Cash flows from financing activities:
Borrowings on senior secured revolving credit facility	1,874,900	230,000	2,455,900	500,000
Payments on senior secured revolving credit facility	(314,500)	(95,000)	(895,500)	(325,000)
Repayment of Prior Credit Facility	(475,400)	—	(475,400)	—
Repayment of Carrizo's senior secured revolving credit facility	(853,549)	—	(853,549)	—
Repayment of Carrizo's preferred stock	(220,399)	—	(220,399)	—
Issuance of 6.375% senior unsecured notes due 2026	—	—	—	400,000
Issuance of common stock	—	(376)	—	287,988
Payment of preferred stock dividends	—	(1,824)	(3,997)	(7,295)
Payment of deferred financing costs	(22,449)	530	(22,480)	(9,430)
Tax withholdings related to restricted stock units	(21)	—	(2,195)	(1,804)
Redemption of preferred stock	—	—	(73,017)	—
Net cash provided by (used in) financing activities	(11,418)	133,330	(90,637)	844,459
Net change in cash and cash equivalents	2,032	3,922	(2,710)	(11,944)
Balance, beginning of period	11,309	12,129	16,051	27,995
Balance, end of period	$13,341	$16,051	$13,341	$16,051

Non-GAAP Financial Measures and Reconciliations
This news release refers to non-GAAP financial measures such as “Drill-bit F&D costs per Boe,” “PD F&D costs per Boe,” “Operating margin per Boe,” “free cash flow,” “Organic reserve replacement ratio,” “PV-10,” “Discretionary Cash Flow,” “Adjusted G&A,” “Adjusted Income,” “Adjusted EBITDA” and “Adjusted Total Revenue.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.

•
Callon believes that the non-GAAP measure of discretionary cash flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Discretionary cash flow is defined by Callon as net cash provided by operating activities before changes in working capital and payments to settle asset retirement obligations and vested liability share-based awards. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control, and the cash flow effect may not be reflected in the period in which the operating activities occurred. Discretionary cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities (as defined under GAAP), or as a measure of liquidity, or as an alternative to net income.

•
Callon believes that the non-GAAP measure of free cash flow is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash after internally funding their capital development program and servicing their existing debt. Free cash flow is defined by Callon as Adjusted EBITDA (as defined below) less accrual-based capital expenditures and interest expense. Free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities (as defined under GAAP), or as a measure of liquidity, or as an alternative to net income.

•
Adjusted G&A is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash valuation adjustments related to incentive compensation plans, as well as non-cash corporate depreciation and amortization expense. Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table contained within this release details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.

•
Callon believes that the non-GAAP measure of Adjusted Income available to common shareholders (“Adjusted Income”) and Adjusted Income per fully diluted common share are useful to investors because they provide a meaningful measure of our profitability that does not take into account certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided.

•
Callon calculates adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“Adjusted EBITDA”) as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation accretion expense, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of oil and natural gas properties, non-cash equity based compensation, and other operating expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that Adjusted EBITDA provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

•
Callon believes that the non-GAAP measure of Adjusted Total Revenue is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.

•
We believe Drill-Bit F&D costs per Boe and Organic reserve replacement ratio are non-GAAP metrics commonly used by companies in our industry, as well as analysts and investors, to measure and evaluate the cost of replenishing annual production and adding proved reserves. The Company’s definitions of Drill-Bit F&D costs per Boe and Organic reserve replacement ratio may differ significantly from definitions used by other companies to compute similar measures and as a result may not be comparable to similar measures provided by other companies. Consequently, we provided the detail of our calculation within the included tables.

•
Callon believes that the presentation of pre-tax PV-10 value is relevant and useful to its investors because it presents the discounted future net cash flows attributable to reserves prior to taking into account future corporate income taxes and the Company’s current tax structure. The Company further believes investors and creditors use pre-tax PV-10 values as a basis for comparison of the relative size and value of its reserves as compared with other companies. The GAAP financial measure most directly comparable to pre-tax PV-10 is the standardized measure of discounted future net cash flows (“Standardized Measure”). Pre-tax PV-10 is calculated using the Standardized Measure before deducting future income taxes, discounted at 10 percent. The 12-month average benchmark pricing used to estimate proved reserves in accordance with the definitions and regulations of the SEC and pre-tax PV-10 value for crude oil and natural gas was $55.69 per Bbl of WTI crude oil and $2.58 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company’s SEC pricing realizations for year-end 2019 were $53.90 per Bbl of oil and $1.55 per Mcf of natural gas.
Earnings Call Information
The Company will host a conference call on Thursday, February 27, 2020, to discuss fourth quarter 2019 financial and operating results.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, February 27, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:	Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
Alternatively, you may join by telephone using the following numbers:

Domestic:	1-888-317-6003
Canada:	1-866-284-3684
International:	1-412-317-6061
Access code:	8524953
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of drilling activity and associated production and cash flow expectations; the Company’s 2020 production guidance and capital expenditure forecast; estimated reserve quantities and the present value thereof; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans”, "may", "will", "should", "could" and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; our ability to drill and complete wells, operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our activities; the ultimate timing, outcome and results of integrating the operations of Carrizo and Callon; the effects of the business combination of Carrizo and Callon, including the Company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies and other benefits in the timeframe expected or at all; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

Contact information

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
1-281-589-5200